EXHIBIT 99.2

PRESS RELEASE

For Immediate Release January 16, 2001	For further information contact: Aloysius J. Oliver or Lori A. Gwizdala 517/839-5352 517/839-5358

CHEMICAL FINANCIAL CORPORATION
NAMES THREE NEW DIRECTORS.

          MIDLAND, Michigan, January 16, 2001 ... Dan L. Smith, J. Daniel Bernson and L. Richard Marzke were named to the board of Chemical Financial Corporation (Nasdaq: CHFC) at the regular board meeting held on January 15, 2001.

          Dan L. Smith has been Chairman and Chief Executive Officer of Shoreline Financial Corporation and its subsidiary, Shoreline Bank. Mr. Smith began his banking career in 1956 with Union State Bank of Buchanan, Michigan. Through a series of mergers and acquisitions, Union State Bank ultimately became part of Shoreline Bank. In 1972, he became Senior Vice President and a director of Inter-City Bank that also became part of the Shoreline organization and, in 1988, he became that bank's President and Chief Executive Officer. He became Chairman, President and Chief Executive Officer of Shoreline Financial Corporation in 1993. Mr. Smith will continue to serve as Chairman of the Board of Shoreline Bank which is in the process of changing its name to Chemical Bank Shoreline.

          J. Daniel Bernson has been a director of Shoreline Bank since 1999. He has been President of The Hanson Group of St. Joseph, Michigan, since 1986. Hanson's interests include Hanson Mold, Hanson Cold Storage Co., Eagle Technologies Group, and the Pure Fact Water Center. Before joining the Hanson organization, Mr. Bernson was Senior Vice President and Chief Financial Officer of Weldun International, Inc., in Bridgeman, Michigan.

          L. Richard Marzke has been a director of Shoreline Bank and Shoreline Financial Corporation since it commenced operations. Previously, he had been a director of Inter-City

PRESS RELEASE
January 16, 2001

Bank since 1977. Mr. Marzke has been associated with Pri Mar Petroleum in St. Joseph, Michigan and its predecessor firms since 1959. He became President of Pri Mar when it was organized in 1972 and served in that capacity until 1999 when he became Chairman of the Board and Chief Executive Officer of the company.

          Like Mr. Smith, both Mr. Bernson and Mr. Marzke will continue to serve as directors of Chemical Bank Shoreline.

          Chemical Financial Corporation is a multi-bank holding company headquartered in Midland, Michigan. As a consequence of the merger with Shoreline Financial Corporation, Chemical Financial has total assets of more than $3 billion and 118 full service banking offices and 2 loan production offices spread over 30 counties in the lower peninsula of Michigan. Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC.

###